Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement on Amendment No. 3 to Form F-1 of our report dated June 27, 2024, with respect to our audits of consolidated financial statements of FBS Global Limited and its subsidiaries as of December 31, 2022 and 2023 and for each of the two years in the period ended December 31, 2023, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, New York

January 3, 2025